Exhibit 99.1

(LETTERHEAD)

CONTACT:	Jeffrey L. Thompson
Executive Vice-President
(310) 781-2222

EDELBROCK REPORTS IMPROVED SALES
FOR FIRST QUARTER OF 2004 FISCAL YEAR

TORRANCE, Calif. – November 3, 2003 – Edelbrock Corporation (Nasdaq: EDEL) today reported improved sales and continued profitability for its fiscal 2004 first quarter ended September 25, 2003.

For the first quarter of fiscal 2004, revenues improved 6.9% to $27,658,000 from revenues of $25,874,000 in the same period a year ago. Net income for the quarter was $467,000, or $0.09 per basic and diluted share, compared to net income of $854,000, or $0.16 per basic and diluted share, for the first quarter of fiscal 2003.

Edelbrock attributed its improvement in revenues for the first quarter of fiscal 2004 primarily to tremendous growth in sales from its aluminum foundry to third party customers; aggressive marketing and promotional activities that increased awareness of, and demand for, its popular automotive and motorcycle aftermarket performance products; the successful introduction of a series of new products; and an abatement of the inclement weather nationwide that had been hampering sales since early spring of 2003.

Edelbrock Reports Improved Sales For First Quarter of 2004 Fiscal Year	2

The Company said that earnings for the first quarter of fiscal 2004 were impacted by further increases in the cost of worker’s compensation insurance, where California ranks among the highest in the nation in insurance premium costs for companies. In addition, at its aluminum foundry in San Jacinto, California, increases in third party contract work negatively affected gross margins and earnings for the quarter. As a result of the large increase in the volume of third party contract work at its aluminum foundry, the Company had added a night shift, increased personnel and worked overtime in order to meet the demand of the foundry’s customers. Its aluminum foundry also experienced increased utilities and overhead costs. To reduce such cost overruns in the future, Edelbrock has implemented a plan to reduce costs and improve margins at its aluminum foundry by: eliminating lower margin third-party foundry customers; creating a new system to price third party contract work; announcing price increases for 2004; and, installing new money saving CNC equipment to reduce labor costs. The Company is working to reduce overtime and personnel so that it can focus on fewer, higher-margin third party contracts and focus on the manufacture of proprietary Edelbrock products. In addition, the installation of the CNC equipment at its aluminum foundry will reduce the amount of time needed to deburr more complex products, such as its very popular aluminum “Air Gap” and “Victor” automotive intake manifolds.

Edelbrock reported that revenues for the first quarter improved across a broad range of product categories, with meaningful improvements in aluminum automotive cylinder heads, up 6.8%; third party casting work at its aluminum foundry, up 194.6%; shock absorbers, up 23.6%; exhaust systems, up 26.9%; and nitrous oxide systems, sales of which rose 31.7% over the year-ago period. Edelbrock further noted that it received a strong 15.1% quarterly sales increase from its Russell Performance Products division, which produces more than 4,000 street-legal aftermarket brake lines, oil lines, fuel lines and filters for domestic and import automobiles and motorcycles. Edelbrock also reported strong initial sales from its new line of turbocharger units designed for selected sport compact vehicles.

Edelbrock Reports Improved Sales For First Quarter of 2004 Fiscal Year	3

The Company reported that selling, general and administrative expense (SG&A), as a percentage of sales, decreased to 30.2% for the first quarter of fiscal 2004 from 30.3% in the year-ago period. Overall, SG&A rose 6.4%, or $498,000, to $8,344,000, for the first quarter of fiscal 2004. The year-to-year increase in SG&A was primarily attributable to increases in advertising to support the Company’s many different product offerings and to increased sales commissions associated with increased sales. Research and development expenses for the first quarter of fiscal 2004 increased 7.1%, or $59,000, but remained comparable at 3.2% of revenues for both periods.

Commenting on the Company’s results, Edelbrock Chairman and Chief Executive Officer Vic Edelbrock, said, “Edelbrock continued to move forward in the first quarter within a difficult operating environment. By aggressively advertising and promoting our products and brand awareness to the enthusiasts who drive the performance products market, we were able to grow sales during a time in which considerably fewer discretionary dollars were being spent.

“However, while our promotional efforts paid off with meaningful sales growth in the quarter,” Mr. Edelbrock continued, “we again saw our bottom line impacted by the continually rising cost of worker’s compensation insurance, despite the fact that Edelbrock has maintained an exceptional record of employee safety over the years. We will continue to strive to control our costs going forward, but I am also gratified that California’s new Governor-elect has expressed a strong desire to overhaul the State’s worker’s compensation system,” Mr. Edelbrock said. “In the meantime, we’ll continue to focus on what we do best, and that’s design, build and sell what we and our customers believe are some of the best automotive and motorcycle aftermarket performance products available anywhere.

Edelbrock Reports Improved Sales For First Quarter of 2004 Fiscal Year	4

“With that in mind, I’m very pleased to report that this week we’ll once again be introducing a substantial number of exciting new Edelbrock products at the annual Specialty Equipment Market Association (SEMA) show in Las Vegas that starts this week,” Mr. Edelbrock said. “This event, which is attended by buyers from throughout our industry, has typically provided Edelbrock with a great showcase for its new products, and I’m very optimistic that the nearly 100 new items we’ll be rolling out there will once again demonstrate our desire to lead the pack in the performance aftermarket industry.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth above which are not historical facts, including statements relating to future economic and climatic conditions, are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, dependence on key supplier, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission.

Edelbrock Reports Improved Sales For First Quarter of 2004 Fiscal Year	5

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
	September 25,

	2003	2002

Revenues	$27,658,000	$25,874,000
Cost of sales	17,804,000	15,839,000

Gross profit	9,854,000	10,035,000

Operating expenses
Selling, general and administrative	8,344,000	7,846,000
Research and development	894,000	835,000

Total operating expenses	9,238,000	8,681,000

Operating income	616,000	1,354,000
Interest expense	(4,000)	(20,000)
Interest income	11,000	20,000
Gain on sale of fixed assets	118,000	2,000

Income before taxes on income	741,000	1,356,000
Taxes on income	274,000	502,000

Net income	$467,000	$854,000

Basic net income per share	$0.09	$0.16

Diluted net income per share	$0.09	$0.16

Basic weighted average number of shares outstanding	5,454,000	5,452,000
Effect of dilutive stock options and warrants	11,000	12,000

Diluted weighted average number of shares outstanding	5,465,000	5,464,000

Edelbrock Reports Improved Sales For First Quarter of 2004 Fiscal Year	6

EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 25,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,862,000	$8,707,000
Accounts receivable, net	24,816,000	26,858,000
Inventories	27,010,000	26,398,000
Prepaid expenses and other	3,418,000	3,835,000

Total current assets	63,106,000	65,798,000
Property, plant and equipment, net	36,864,000	37,965,000
Goodwill	1,172,000	1,172,000
License agreement	722,000	758,000
Other	1,919,000	1,707,000

Total assets	$103,783,000	$107,400,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,048,000	$12,038,000
Accrued expenses	3,868,000	4,692,000
Current portion of long-term debt	42,000	48,000

Total current liabilities	12,958,000	16,778,000
Long-term debt and capital lease obligation	186,000	494,000
Deferred income taxes	3,057,000	3,090,000
Shareholders’ equity	87,582,000	87,038,000

Total liabilities and shareholders’ equity	$103,783,000	$107,400,000